Exhibit 10.12

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (the “Amendment”), is entered into as of October [    ], 2013, by and between SQUARE 1 BANK (“Bank”) and ALDEXA THERAPEUTICS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of April 12, 2012 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)	Bank hereby agrees to refund to Borrower the $20,833 principal payment on Term Loans that Borrower made in October 2013 pursuant to Section 2.1(b)(ii) of the Agreement.

2)	Section 2.1(b) of the Agreement is hereby amended and restated, as follows:

(b)	Term Loans.

(i) Bank has heretofore made one or more term loans to Borrower in an aggregate principal amount of $500,000 (the “Term Loans A”). The proceeds of the Term Loans A shall be used for general working capital purposes and for capital expenditures. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) term loan to Borrower in an aggregate principal amount of One Million Dollars ($1,000,000) (the “Term Loan B”, and together with the Term Loans A, each a “Term Loan” and collectively the “Term Loans”). The proceeds of the Term Loan B shall be used to fund expenses related to Borrower’s initial public offering and for general working capital purposes.

(ii) Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.3(a), and prior to the Interest-Only End Date shall be payable monthly beginning on the [    ] day of the month next following the Term Loan B, and continuing on the same day of each month thereafter. Any Term Loans that are outstanding on the Interest-Only End Date shall be payable in 24 equal monthly installments of principal, plus all accrued interest, beginning on the date that is one month immediately following the Interest-Only End Date and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed. Borrower may prepay any Term Loan without penalty or premium.

(iii) Borrower hereby requests that Bank make the Term Loan B on October [    ], 2013 or as soon as practicable thereafter. To document this request, Borrower shall deliver to Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time on such date a notice substantially in the form of Exhibit C. The notice shall be signed by an Authorized Officer.

3)	Section 4.1 of the Agreement is hereby amended and restated, as follows:

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property Collateral except as a result of a Permitted Transfer. Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4)	Section 4.2 of the Agreement is hereby amended and restated, as follows:

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 7.10 below, obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Borrower shall take such other actions as Bank requests to perfect its security interests granted under this Agreement.

5)	Section 6.7 of the Agreement is hereby amended and restated, as follows:

6.7 Financial Covenants. If, on or before March 31, 2014, Borrower has neither (a) after October 15, 2014, received net Cash proceeds of at least $4,000,000 from the sale or issuance of Borrower equity securities to investors acceptable to Bank, nor (b) consummated an initial public offering of Borrower’s equity securities, then Bank shall set financial covenant(s) of a type and at levels acceptable to Bank, with such covenant(s) added to this Agreement through an amendment, which Borrower hereby agrees to execute.

6)	Section 7.2 of the Agreement is hereby amended and restated, as follows:

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of Borrower’s formation or relocate its chief executive office without 30 days prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 30 consecutive days; suffer a change on its board of directors which results in the failure of at least one partner of Domain Associates or its Affiliates to serve as a voting member (an “Investor Board Departure”), or suffer the resignation of one or more directors from its board of directors in anticipation of Borrower’s insolvency, in either case without the prior written consent of Bank which may be withheld in Bank’s sole discretion, provided that, after an initial public offering of Borrower’s equity securities, an Investor Board Departure shall not be a violation of this Section 7.2 so long as Borrower provides Bank with written notice within 30 days of such Investor Board Departure; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7)	The following defined term is hereby added to Exhibit A to the Agreement, as follows:

“Interest-Only End Date” means October [    ], 2014.

8)	The following defined terms in Exhibit A to the Agreement are hereby amended and restated, as follows:

“Collateral” means the property described on Exhibit B-1 attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B-1, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, 9406 and 9408 of the Code), (ii) in which the granting of a security interest is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (iv) is property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

“Term Loan Maturity Date” means October [    ], 2016.

9)	The defined terms “Availability End Date”, “Covenant Trigger A”, and “Covenant Trigger B” and their respective definitions in Exhibit A to the Agreement are hereby deleted.

10)	Exhibit B-2 to the Agreement is hereby deleted.

11)	Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

12)	Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

13)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

14)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)	this Amendment, duly executed by Borrower;

b)	an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

c)	an Amended and Restated Intellectual Property Security Agreement, duly executed by Borrower;

d)	payment of a $2,500 facility fee, which may be debited from any of Borrower’s accounts;

e)	payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

f)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ALDEXA THERAPEUTICS, INC.	SQUARE 1 BANK

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to First Amendment to Loan and Security Agreement]